Exhibit 12.01


              Commercial Credit Company and SUBSIDIARIES
          Computation of Ratio of Earnings to Fixed Charges

                      ALL COMPANIES CONSOLIDATED
                       (In millions of dollars)


                                                Year ended December 31,
                                       -----------------------------------------

                                       1995     1994     1993     1992     1991
--------------------------------------------------------------------------------

Income from continuing operations
  before income taxes and minority
  interests.........................  $334.0   $363.9   $467.9   $428.8  $ 302.9

Elimination of undistributed
  equity earnings...................    (1.3)    (1.9)   (26.8)    (3.0)    (4.6)

Pre-tax minority interest...........      -     (20.0)   (32.3)      -        -

Add:
  Interest..........................   463.5    402.8    363.7    369.7    434.9
  Interest portion of rentals.......     9.6     10.9     11.2     11.7     11.5
                                      ------   ------   ------   ------   ------

Income available for fixed charges..  $805.8   $755.7   $783.7   $807.2   $744.7
                                      ======   ======   ======   ======   ======

Fixed charges:
  Interest..........................  $463.5   $402.8   $363.7   $369.7   $434.9
  Interest portion of rentals.......     9.6     10.9     11.2     11.7     11.5
                                      ------   ------   ------   ------   ------

Fixed charges.......................  $473.1   $413.7   $374.9   $381.4   $446.4
                                      ======   ======   ======   ======   ======

Ratio of earnings to fixed charges..   1.70x    1.83x    2.09x    2.12x    1.67x
                                       =====    =====    =====    =====    =====
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